Exhibit 10.27.6

PARIS RE 39 Rue du Colisée 75008 Paris France Paris , the 18 December 2008

Dear Sirs,

USD 200,000,000 Committed Standby Letter of Credit Facility

We, Natixis (the “Bank”) are pleased to advise PARIS RE, a French Sociéte Anonvme registered with the Companies Commercial Registry of Paris under n° 433 195 096, which registered office is located 39, rue du Colisée, 75008 Paris (the “Applicant”) of the Bank’s agreement to place at the disposal of the Applicant the following Committed Standby Letter of Credit Facility.

1.	Facility

The Bank will, under the terms and conditions set out in this letter (the “Facility Letter”), make available through its New York Branch to the Applicant USD 200,000,000 (two hundred million Dollars of the United States of America) (the “Commitment Amount”) in a form of standby letters of credit and for a three (3) years period from the execution of this Facility Letter (the “Facility”).

2.	Purpose

The Facility will be available for general corporate purposes of the Applicant. The Bank is not bound to monitor or verify the application of any amount raised under this Facility Letter.

3.	Availability

(a)	The Facility shall be available for the issuance in favour of beneficiaries (each a “Beneficiary”) by order and for the account of the Applicant of standby letters of credit (each a “Letter of Credit”) which will be either denominated (i) in US Dollars in favour of US beneficiaries, substantially in the form attached hereto as Exhibit B, or (ii) subject to the conditions set forth in Clause 3 (d) below, in US Dollars, Euros or Sterling pounds, substantially in the form attached hereto as Exhibit C. Letters of Credit may be issued during the period from and including the date hereof to, but excluding the Final Maturity Date (as defined below).

(b)	Each Letter of Credit will have a twelve (12) months duration from its issuing date. Subject to Extension Request as mentioned in Clause 10 (b) (Extension Option) of this Facility Letter, each Letter of Credit may be automatically extended for a new period of up to twelve (12) months from the Letter of Credit initial expiry date (together, the initial expiry date of a Letter of Credit and an anniversary date thereof being called the “Expiry Date”) (i) unless at least sixty (60) days prior to any Expiry Date the Bank has notified the Applicant in writing that the Letter of Credit will not be renewed for any such additional period and (ii) unless at least sixty (60) days prior to any Expiry Date the Applicant notify the Bank in writing that the Applicant do not wish the Letter of Credit to be renewed for any such additional period. In the case (i) and (ii) a notice of cancellation will be sent to the Beneficiary at least sixty (60) days (or ninety (90) days with the prior written consent of the Bank) prior to the Expiry Date of the Letter of Credit.

(c)	Subject to satisfaction of all the conditions precedent hereinafter set forth to request the issuance of a Letter of Credit (or any amendment of an outstanding Letter of Credit), the Applicant shall send to the Bank a written request with reference to this Facility Letter and Repayment Agreement specifying the effective date of issuance, the amount, the currency, the Beneficiary and the Expiry Date. The Bank shall receive at its counters in Paris (France) such written request at least five (5) Business Days (a “Business Day” means a day on which banks are simultaneously open for business in Paris (France) and New York (USA)) before the effective date of issuance of or of amendment to, as the case may be, the requested Letter of Credit. The Bank shall verify that the request has been issued in accordance with the Applicant’s Authorised Signatory List as amended from time to time, a copy of which is attached as Exhibit D to this Facility Letter, in accordance with Clause 5 (Conditions Precedent) hereinafter.

(d)	Letters of Credit issued in accordance with Clause 3 (a) (ii), which may be denominated in US Dollars, Euros or Sterling pounds, may be issued in favour of Beneficiaries other than US Beneficiaries and maybe subject to and governed by the laws of another state than the State of New York or the laws of another country than the United States of America. Letters of Credit subject to and governed by the laws of another state than the State of New York or the laws of France, England or Germany will be issued by the Bank upon written request by the Applicant. Letters of Credit subject to and governed by the laws of another country than the laws of the United States of America, France, England or Germany may be issued subject to the Bank’s prior written consent, which consent shall not be withheld or delayed unreasonably.

4.	Letter of Credit Fees

(a)	Non-utilisation Fee

The Applicant shall pay to the Bank, in arrears, a quarterly commitment fee of 0.09 % per annum on a daily unused Commitment Amount from and including the date of execution of this Facility Letter to and including the date of termination of the Facility Letter.

(b)	Utilisation Fee

The Applicant shall pay to the Bank, in arrears, a quarterly utilisation fee on the amount of each Letter of Credit outstanding, calculated on the actual number of days elapsed on the basis of a year of 360 days of 0,15%.

5.	Conditions Precedent

The Facility will become available to the Applicant and the Bank will only be obliged to comply with Clauses 1 and 3 of this Facility Letter upon receipt by the Bank of the following documents each in form and substance satisfactory to the Bank:

(a)	the duplicate of this Facility Letter duly signed by the Applicant’s authorised officers;

(b)	a copy of the Applicant’s Authorised Signatory List;

(c)	the Repayment Agreement (in the form attached in Exhibit A) duly signed by the Applicant’s authorised officers;

(d)	a copy of the up to date Applicant’s Bye-Laws;

(e)	an extract from the French Company register (“extrait Kbis”) regarding the Applicant dated not less than November 2008; and

(f)	the Charge over Custody Accounts, as defined in Clause 15 (Security), duly signed and delivered.

6.	Representations and Warranties

The Applicant hereby represents and warrants to the Bank as at the date hereof (and shall be deemed to repeat such representations and warranties each time that the issuance of or an amendment to a Letter of Credit is requested) as follows:

(a)	each of the execution, delivery and performance by the Applicant of this Facility Letter (including any request of issuance of, or of amendment to the Letter of Credit) and the Repayment Agreement has been duly authorised by all necessary corporate action and does not conflict with or results in a default or breach under its documents of incorporation, any provision of law or regulation to which it is subject, or any agreement to which it is a party; and

(b)	this Facility Letter and the Repayment Agreement constitute valid and legally binding obligations of the Applicant enforceable by the Bank against the Applicant in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally, or by general principles of equity; and

(c)	No authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance of this Facility Letter and the Repayment Agreement; and

(d)	The most recently published audited non-consolidated financial statements of the Applicant and consolidated financial statements of PARIS RE Holdings Limited as of the end of and for such fiscal year furnished to the Bank are complete and give a true and fair view of the financial condition of the Applicant and PARIS RE Holdings Limited, respectively. Such financial statements were prepared in accordance with International Financial Reporting Standards (IFRS) as adopted in the European Union; and

(e)	No Event of Default (as such events or circumstances are defined in Clause 11 hereunder) or potential Event of Default has occurred and is continuing; and

(f)	The obligations of the Applicant under this Facility Letter and under the Repayment Agreement will rank at least pari passu with the Applicant’s other present or future unsecured and unsubordinated obligations.

7.	Reimbursement and Indemnity

The reimbursement and indemnity obligations of the Applicant (the “Repayment Agreement”) are stated in the Repayment Agreement attached as Exhibit A to this Facility Letter which shall form integral part of this Facility Letter.

8.	Default Interest

If the Applicant fails to pay any amount hereunder (whether of principal, interest or otherwise and including sums payable by virtue of the provisions of this clause), the Bank will be entitled to charge the Applicant default interest on such amount from the date of such failure up to the date of actual payment, determined by the Bank to be;

(a)	1% (one per cent); plus

(b)	overnight USD LIBOR or in the event LIBOR is not available, other equivalent overnight borrowing rate.

Such default interest to be payable on the last day of each period so selected.

Any interest on any overdue sums of interest shall be automatically capitalised if they are due for twelve (12) months and shall bear interest at a rate determined pursuant to the preceding paragraph.

9.	Information

The Applicant shall supply to the Bank, as soon as available, its audited financial statements for each financial year.

The Applicant shall supply to the Bank all material information publicly released (other than the information which is posted on PARIS RE Holdings Limited website). The Bank may reasonably request further information regarding the financial condition, business and operations, provided that the Applicant shall have the right upon justification, to refuse to provide such information.

If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the signing date of this Facility Letter; or (ii) any change in the status of the Applicant after the signing date of this Facility Letter obliges the Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Applicant shall promptly upon the request of the Bank procure the supply of such documentation.

10.	Duration

(a)	This Facility Letter is granted on a committed basis for a three (3) years period. The date which is three (3) years after the signing date of this Facility Letter will be called the “Final Maturity Date”.

(b)	Extension option: The Applicant may, no later than 120 days before the Final Maturity Date, by written notice to the Bank, request an extension of the Facility Letter from the Final Maturity Date for a further period of one (1) year. The date which is one (1) year after the Final Maturity Date will be called the “Extended Final Maturity Date”. If the Applicant requests an extension of the Facility Letter, the Bank shall, within ninety (90) days after the receipt of this request and at its absolute discretion ; either,

(i) notify the Applicant of its decision to accept an extension of the Facility Letter for a further period of one (1) year ; or

(ii) decline such request and the Facility Letter will be cancelled at the Final Maturity Date.

(c)	Notwithstanding the Final Maturity Date or the Extended Final Maturity Date (as the case may be), if as a consequence of the automatic extension of any Letters of Credit, the Expiry Date would be a date later than the Final Maturity Date or the Extended Final Maturity Date (as the case may be), then the Bank will notify the Beneficiary (within the notice period specified in the Letter of Credit) prior to the Expiry Date that the Letter of Credit will not be renewed in order to avoid the automatic extension of the Expiry Date of the Letter of Credit.

(d)	At the Final Maturity Date or at the Extended Final Maturity Date (as the case may be) or following receipt of notice of termination as stated in this Facility Letter :

(i)	any outstanding Letters of Credit will be cancelled on their respective Expiry Date, provided notice to cancel has been given to the beneficiary of the Letter of Credit and to the Applicant within the notice period specified in the Letter of Credit;

(ii)	from (and including) the Final Maturity Date or the Extended Final Maturity Date (as the case may be) of the Facility Letter, the Applicant shall not request the Bank to, and the Bank shall not, issue any new Letter of Credit or amend any outstanding Letter of Credit; and

(iii)	the terms and conditions of this Facility Letter and of the Repayment Agreement shall survive until any Letter of Credit is outstanding and until full payment and /or repayment of any amount which is due or may become due under this Facility Letter and the Repayment Agreement.

(e)	Voluntary cancellation. The Applicant may without indemnity or penalty cancel the whole or any part (if a part in a minimum amount of USD 10,000,000) of the unused Commitment Amount by giving to the Bank a written notice stating the amount and the date, at least fifteen (15) Business Days prior to the effective date requested for the voluntary cancellation.

Any amount so cancelled may not subsequently be reinstated.

11.	Events of Default

Each of the events or circumstances set out in this Clause 11 is an event of default (an “Event of Default”):

(i)	failure by the Applicant to pay any sum due under this Facility Letter or under the Repayment Agreement, within ten (10) Business Days after having received notice of such non payment from the Bank; and/or

(ii)	the Applicant has commenced proceedings for mandat ad hoc or réglement amiable in accordance with articles L 611-3 to L 611-15 of the French Commercial Code , or has made any formal declaration of bankruptcy, declaration of cessation of payments (déclaration de cessation des paiements) or any formal statement to the effect that it is insolvent or likely to become insolvent; or a judgement for redressement judiciaire, cession totale de I‘entreprise or liquidation judiciaire is entered in relation to Applicant under articles L.620-1 to L.644-6 of the French Commercial Code (or any analogous procedure) or a case, proceeding or other action shall be commenced under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it or its debts ; or

(iii)	any representations and warranties herein shall prove to have been incorrect in any respect when made or deemed to be made; provided that if such breach of representation and warranty may be cured, the Applicant shall have failed to cure such breach within thirty (30) days after written notice requiring such breach to be remedied has been given to the Applicant by the Bank ; or

(iv)	The Applicant shall fail to pay any financial indebtedness (excluding debt evidenced by this Facility Letter) for an amount in excess of EUR 150 million when due and such failure shall continue for a period of at least thirty (30) days after the applicable grace period, if any, specified in the agreement or instrument relating to such debt; or

(v)	enforcement of the charge over custody accounts (the “Charge over Custody Accounts”) dated 18 December 2008, according to its terms.

If an Event of Default occurs and is continuing, the Bank may by notice to the Applicant:

(a)	cancel its commitment hereunder to issue or amend Letters of Credit; and/or

(b)	notify each of the Beneficiaries immediately that the Letter of Credit will not be renewed in order to avoid the automatic extension of the Expiry Date thereof; and/or

(c)	declare that all Letters of Credit then in effect, arc deemed payable on Beneficiary’s demand.

12.	Costs, Expenses and Taxes

The Applicant agrees to pay within a reasonable time upon presentation of the relevant written justification all reasonable costs and expenses of the Bank, including reasonable fees and expenses of counsel, in connection with the enforcement against it of this Facility Letter and of the Repayment Agreement and the protection of the Bank’s rights hereunder, including any bankruptcy, insolvency and other enforcement proceedings with respect of the Applicant. In addition, the Applicant shall pay within a reasonable time, upon presentation of the relevant written justification, any and all stamps and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Facility Letter, the Repayment Agreement and the Letters of Credit, and agrees to save the Bank harmless from and against such and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

13.	Assignment

This Facility Letter and the Repayment Agreement shall inure to the benefit of, and shall be enforceable by the Bank and its respective successors and assigns. The Applicant may not assign its rights or benefits under this Facility Letter without the prior written consent of the Bank, which consent shall not be withheld or delayed unreasonably. The Bank may assign any of its rights under this Facility Letter and the Repayment Agreement to any branch or banking licensed affiliate of the Bank, provided such bank or branch is (i) authorized under US laws and regulations to issue letters of credit and (ii) included in the NAIC list of approved Banks. If the Bank wishes to assign its rights or benefits under this Facility Letter and the Repayment Agreement to a third party, the consent of the Applicant will be required. Such consent shall not be withheld or delayed unreasonably.

14.	Maintenance of Ownership

The Bank shall have the right but not the obligation, with 90 days prior written notice, to terminate the Facility Letter, if PARIS RE Holdings Limited ceases to own directly or indirectly, at least 51% of the share capital and/or voting rights in the Applicant. In this event, terms and conditions set forth in Clause 10 (d) shall apply.

15.	Security

As security for the repayment of the Facility, the Applicant has executed on 18 December 2008, the Charge over Custody Accounts lodged with BNY Mellon, London branch, of an aggregate market value of AA- shares representing at any time a minimum of 120% of the Secured Obligations as defined in the Charge over Security Accounts.

16.	Governing Law and Jurisdiction

This Facility Letter shall be governed by, and construed in accordance with French law. By execution and delivery of this Facility Letter and the Repayment Agreement, the Bank and the Applicant hereby irrevocably submits to and accepts unconditionally the non-exclusive jurisdiction of the Court of Appeal of Paris (France).

It is acknowledged and agreed that:

(a)	Except as stated in Clause 16 (b), Letters of Credit are subject to and governed by the 2007 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication No. 600) (the “UCP”) and to the extent not inconsistent therewith, the laws of the State of New York. In the event of any conflict between the UCP and the laws of the State of New York, the UCP will prevail. Any dispute arising out of these Letters of Credit or their performance shall be brought before the US federal courts of the Southern District of New York (with the waiver of jury trial). The submission to the jurisdiction referred to above shall not limit the Bank’s right to take proceedings against the Beneficiary in courts of any other competent jurisdiction.

(b)	By exception to Clause 16 (a), Letters of Credit may be issued in accordance with the procedure set forth in Clause 3 (d), which will be subject to and governed by the laws of another state than the State of New York or another country than the United States of America. These Letters of Credit will be subject to and governed by the UCP and the laws of their respective jurisdiction and in the event of any conflict between the UCP and the laws of the jurisdiction, the UCP will prevail. Any dispute arising out of these Letters of Credit or their performance shall be brought before the competent courts of their respective jurisdiction (with the waiver of jury trial, if applicable). The submission to the jurisdiction shall not limit the Bank’s right to take proceedings against the Beneficiary in courts of any other competent jurisdiction.

Each party hereby elects domicile at the following address:

For the Applicant:	39, rue du Colisee 75008 PARIS

For the Bank :	30 avenue Pierre Mendes France 75013 PARIS

For and on behalf of NATIXIS

/s/ Patrick Bouchayer	/s/ Jean Terren
Authorized Signatory	Authorized Signatory
Name Mr Patrick BOUCHAYER	Name Mr Jean TERREN

Accepted and Agreed this 18 December 2008

For and on behalf of PARIS RE

/s/
Authorized Signatory
Name: [Illegible]